UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2008

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	91-1696175
(Commission File Number)	(IRS Employer Identification No.)

234 Ninth Avenue North, Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2008, Jones Soda Co. (the “Company”) entered into a Separation Agreement and Release (the “Separation Agreement”) with Peter M. van Stolk, the former president and chairman of the board of directors of the Company who resigned as an officer and employee of the Company effective December 31, 2007.

Pursuant to the terms of the Separation Agreement, Mr. van Stolk is entitled to receive from the Company (i) severance payments in the aggregate amount of $450,000, to be paid in equal monthly installments commencing on January 31, 2008 and ending December 31, 2009; (ii) $100,000 to be donated by Mr. van Stolk to Vitamin Angels, a non-profit organization; and (iii) continuing COBRA coverage for a period of 12 months. In consideration therefor, Mr. van Stolk has agreed, among other things, (i) to release the Company and its affiliates from certain claims; (ii) not to disparage the Company and its affiliates; (iii) not to compete with the Company for a period of 24 months; and (iv) to refrain from discussing the Company’s business with certain third parties subject to the terms and conditions of the Separation Agreement. Mr. van Stolk continues to serve as a member of the Company’s board of directors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation Agreement and Release dated February 13, 2008 by and between Jones Soda Co. and Peter M. van Stolk

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

Date: February 19, 2008	By:	/s/ Hassan N. Natha
Hassan N. Natha
Chief Financial Officer